Exhibit 99.1

MAXIMUS REPORTS IMPROVED FISCAL 2007 SECOND QUARTER RESULTS
WITH REVENUE OF $179.1 MILLION AND DILUTED EPS of $0.11

(RESTON, Va. - May 9, 2007) - MAXIMUS (NYSE: MMS), a leading provider of government services, today reported results for its fiscal 2007 second quarter ended March 31, 2007. Highlights include:

➢	Second quarter revenue of $179.1 million and net income of $2.4 million,
➢	Diluted earnings per share of $0.45 from Base Operations (excludes Texas project operating loss and legal provision),
➢	Better-than-expected results from the Texas project, together with the execution of four new interim agreements with MAXIMUS as prime contractor,
➢	Cash, cash equivalents and marketable securities totaling $177.3 million,
➢	Days Sales Outstanding of 85 days, and
➢	New sales awards of $300 million and a total pipeline of $1.2 billion at May 1, 2007.

Revenue for the second quarter was $179.1 million compared to $179.8 million reported for the same period last year. The fiscal 2006 second quarter included approximately $6.9 million of revenue from voter hardware sales and the Corrections business, which has since been divested.

For the second quarter, net income was $2.4 million, or $0.11 per diluted share, compared to net income of $8.9 million, or $0.41 per diluted share, in last year’s second quarter. In the quarter, the Company recorded a $6.1 million provision which includes a settlement for a previously disclosed legal matter in Ontario, Canada and estimated future legal expenses for the ongoing arbitration with Accenture related to the Texas project. The Company also reports results from its Base Operations, which excludes the Texas project and legal expenses. Base Operations delivered $0.45 per diluted share in the second quarter.

The Texas Integrated Eligibility project contributed revenue of $11.2 million and a pre-tax loss of $6.5 million, or $0.18 per diluted share, to the Company’s second quarter results. Performance on the Texas project reflects better-than-expected results during the transition of the contract and the recognition of previously deferred revenue. The Company announced in March that it would provide services directly to the Texas Health and Human Services Commission (HHSC) as a prime contractor. MAXIMUS has since established four interim agreements with HHSC covering Enrollment Broker services, Children’s Health Insurance Program (CHIP) Operations, CHIP Systems, and Eligibility Support services, while the State completes the transition of these programs. The Company now expects that its operations in Texas will contribute to Company profitability beginning in the fiscal 2007 third quarter. Going forward, results from the Texas project will no longer be reported separately.

Richard Montoni, Chief Executive Officer of MAXIMUS, commented, “Overall, we are pleased with the results for the quarter and, we are enthusiastic about the prospects for the remainder of fiscal 2007 and the outlook for fiscal 2008. The Texas project, which was generating significant losses over the last three quarters, will begin contributing to profitability in the second half of our fiscal year. The turnaround on this project, as well as the settlement in Ontario, reflects our strategy of aggressively addressing legacy challenges and optimizing current operations. On the new business front, we are focusing on work that meets our more stringent criteria designed to improve profitability and increase levels of client satisfaction over the longer term. Our pipeline of new opportunities remains strong at over $1.2 billion."

Consulting Segment
Consulting Segment revenue, which represented 13% of total Company revenue for the second quarter, was $23.2 million compared to $26.4 million in the same period last year. Second quarter operating income for the Consulting Segment was $1.0 million compared to $3.0 million reported for the second quarter of last year. As expected, results for the segment were lower year-over-year, as well as sequentially, due primarily to the timing of revenue on contingency-based work and lower volume on a large school-based claiming project.

Systems Segment
Systems Segment revenue represented 20% of total Company revenue for the second quarter of fiscal 2007 and increased 10% to $35.4 million from the prior year period primarily resulting from new profitable contracts in the ERP Division. Anticipated losses in the Educational Systems Division lowered operating income for the period to $93,000 compared to operating income of $278,000 last year. However, on a sequential basis, operating income for the Segment improved significantly when compared to the fiscal 2007 first quarter operating loss of $1.6 million.

Operations Segment
Operations Segment revenue represented 67% of total Company revenue for the second quarter of fiscal 2007. Operations Segment revenue for the second quarter was $120.4 million compared to $121.2 million in last year’s second quarter which included revenue of approximately $6.9 million from voter hardware and the Corrections business, which the Company divested in the first quarter of fiscal 2007. Second quarter operating income for the Operations Segment was $7.1 million compared to income of $10.5 million reported for the same period last year. The reduction is due to the loss on the Texas project. On a sequential basis, both revenue and operating income increased substantially driven by the improved results from the Texas project, which is now expected to be a profitable contributor to the Operations Segment beginning in the third quarter.

Sales and Pipeline
Year-to-date signed contract wins at May 2, 2007, totaled $302 million, compared to $292 million reported at May 2, 2006. New contracts pending at May 2, 2007, (awarded but unsigned) totaled $82 million compared to $135 million reported last year. Sales opportunities at May 2, 2007, totaled $1.2 billion (consisting of $519 million in proposals pending, $86 million in proposals in preparation, and $601 million in proposals tracking) compared to $1.3 billion the prior year.

Balance Sheet and Cash Flows
At March 31, 2007, cash, cash equivalents, and marketable securities totaled $177.3 million. Days Sales Outstanding (DSO) improved to 85 days at March 31, 2007, benefiting from strong collections, revenue recognition on collected receivables previously reserved, and deferred revenue. The Company’s DSO includes $2.1 million of net long-term accounts receivable included in other assets. For the second fiscal quarter, the Company generated net cash from operating activities of $17.5 million and paid a quarterly cash dividend of $0.10 per share on February 28, 2007. Free cash flow, which the Company defines as cash from operations less purchased property and equipment and capitalized software costs, totaled $14.0 million for the second quarter.

Outlook
Total Company revenue for fiscal 2007 is now estimated to be in the range of $740 million to $770 million. As a result, the Company expects that total fiscal year 2007 GAAP diluted earnings per share will be in the range of $0.85 to $0.95, inclusive of losses on the Texas project and legal expenses through March 31, 2007. The Company’s outlook does not include any costs associated with the settlement of outstanding legal matters that may occur in the second half of fiscal 2007.

The Company is also establishing preliminary fiscal 2008 guidance, with expected diluted earnings per share to be in the range of $2.30 to $2.60, and an expected revenue growth rate of approximately 10%. The basis for the outlook is driven by a strong state and local market environment coupled with the Company’s ongoing efforts to improve and optimize its current base operations.

Website Presentation, Conference Call and Webcast Information

MAXIMUS has posted a presentation on its website, under the Investor Relations page, for analysts to follow along with during the conference call.

The Company will host a conference call at 9:00 a.m. (EDT) this morning. The call is open to the public and can be accessed under the Investor Relations page of the Company’s website at www.maximus.com or by calling:

800.552.8050 (Domestic)/206.902.3258  (International)

For those unable to listen to the live call, a replay will be available through Wednesday, May 16, 2007. Callers can access the replay by registering for the digital playback at the following website: http://reg.linkconferencecall.com/DigitalPlayback/DigitalPlaybackRegistration.aspx?recid=5406. Upon registration, participants will receive an email with the call back information.

MAXIMUS is one of America’s leading government services companies devoted to providing program management, consulting and information technology services. The Company has more than 5,200 employees located in more than 220 offices in the United States, Canada and Australia. In 1999, 2001, 2002, 2003, and 2005 MAXIMUS was selected by Forbes Magazine as one of the Best 200 Small Companies in America for that year. Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company's products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company's actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (file number 001-12997).

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to MAXIMUS financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. MAXIMUS discloses net income and earnings per share excluding legal settlement expense and losses from the Texas project in the first half of fiscal 2007, and provides certain additional information, such as non-recurring reserves, regarding earnings per share for fiscal 2007. MAXIMUS management believes providing investors with this information gives additional insights into MAXIMUS results of operations. While MAXIMUS management believes that these non-GAAP financial measures are useful in evaluating MAXIMUS operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

CONTACTS:
Lisa Miles
Investor Relations
703.251.8637

Rachael Rowland
Public/Media Relations
703.251.8688

MAXIMUS, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
	September 30,	March 31,
	2006	2007
		(unaudited)

ASSETS
Current assets:	$39,545	$42,871
Cash and cash equivalents	117,315	134,409
Marketable securities	1,512	324
Restricted cash	153,399	126,673
Accounts receivable - billed, net of reserves of $5,830 and $24,468	47,728	39,077
Accounts receivable - unbilled	9,003	3,678
Income taxes receivable	6,844	13,704
Deferred income taxes	8,334	8,609
Prepaid expenses and other current assets.
Total current assets	383,680	369,345
Property and equipment, at cost .	71,078	74,882
Less accumulated depreciation and amortization	(37,649)	(42,100)
Property and equipment, net	33,429	32,782
Capitalized software	57,260	58,533
Less accumulated amortization	(23,335)	(27,709)
Capitalized software, net	33,925	30,824
Deferred contract costs, net	11,165	8,482
Goodwill	86,688	86,019
Intangible assets, net	5,720	4,444
Other assets, net	3,894	2,903
Total assets	$558,501	$534,799

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$54,484	$51,456
Accrued compensation and benefits	24,426	24,136
Deferred revenue	54,414	41,432
Current portion of capital lease obligations	1,690	1,594
Other accrued liabilities	1,600	1,509
Total current liabilities	136,614	120,127
Capital lease obligations, less current portion	2,044	1,239
Deferred income taxes	14,944	13,874
	153,602	135,240
Total liabilities

Shareholders' equity:
Common stock, no par value; 60,000,000 shares authorized; 21,544,964 and 21,868,583 shares issued and outstanding at September 30, 2006 and March 31, 2007, at
stated amount, respectively	156,349	161,929
Accumulated other comprehensive income (loss)	(916)	528
Retained earnings	249,466	237,102
Total shareholders' equity	404,899	399,559
Total liabilities and shareholders' equity	$558,501	$534,799

MAXIMUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2007	2006	2007
Revenue	$179,773	$179,077	$342,499	$340,215
Cost of revenue	134,441	136,202	252,421	277,062
Gross profit	45,332	42,875	90,078	63,153
Selling, general and administrative expenses	30,886	34,451	62,450	69,104
Legal expense	725	6,104	1,225	9,104
Income (loss) from operations	13,721	2,320	26,403	(15,055)
Interest and other income, net	940	1,615	2,978	2,092
Gain on sale of business	-	-	-	684
Income (loss) before income taxes=	14,661	3,935	29,381	(12,279)
Provision (benefit) for income taxes	5,791	1,573	11,605	(4,246)
Net income (loss)	$8,870	$2,362	$17,776	$(8,033)

Earnings (loss) per share:
Basic	$0.41	$0.11	$0.83	$(0.37)
Diluted	$0.41	$0.11	$0.81	$(0.37)

Dividends per share	$0.10	$0.10	$0.20	$0.20

Weighted average shares outstanding:
Basic	21,421	21,714	21,427	21,651
Diluted	21,888	21,972	21,892	21,651

 MAXIMUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)
	Six Months
	Ended March 31,
	2006	2007
Cash flows from operating activities:
Net income (loss)	$17,776	$(8,033)

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,475	4,754
Amortization	3,839	5,271
Deferred income taxes	(2,774)	(7,930)
Gain on sale of business	-	(684)
Non-cash equity based compensation	2,687	1,401

Change in assets and liabilities, net of effects from divestiture:
Accounts receivable - billed	(15,156)	26,726
Accounts receivable - unbilled	(2,449)	7,606
Prepaid expenses and other current assets	427	(264)
Deferred contract costs	(11,513)	2,683
Other assets	(459)	2,357
Accounts payable	8,674	(2,534)
Accrued compensation and benefits	(3,002)	(291)
Deferred revenue	14,537	(12,577)
Income taxes	432	5,325
Other liabilities	(999)	1,218

Net cash provided by operating activities1	6,495	25,028

Cash flows from investing activities:
Proceeds from sale of business, net of transactions costs	-	2,171
Purchases of property and equipment	(6,204)	(4,242)
Capitalized software costs	(4,223)	(1,485)
Increase in marketable securities	(17,525)	(17,094)

Net cash used in investing activities	(27,952)	(20,650)

Cash flows from financing activities:
Employee stock transactions	4,217	3,418
Repurchases of common stock	(9,266)	-
Payments on capital lease obligations	(743)	(901)
Tax benefit due to option exercises and restricted stock units vesting	904	762
Cash dividends paid	(4,292)	(4,331)

Net cash used in financing activities	(9,180)	(1,052)

Net increase (decrease) in cash and cash equivalents	(20,637)	3,326

Cash and cash equivalents, beginning of period	59,073	39,545
Cash and cash equivalents, beginning of period	59,073	39,545
Cash and cash equivalents, end of period	$38,436	$42,871

MAXIMUS, Inc.
Segment Information
(In thousands)
(Unaudited)
	Three Months		Six Months
	Ended March 31,		Ended March 31,
	2006	2007	2006	2007
Revenue:
Consulting	$26,368	23,224	$50,003	47,880
Systems	32,229	35,412	68,519	69,953
Operations	121,176	120,441	223,977	222,382
Total	$179,773	$179,077	$342,499	$340,215

Gross Profit:
Consulting	$10,168	9,253	$20,364	20,160
Systems	9,997	9,914	23,867	18,465
Operations	25,167	23,708	45,847	24,528
Total	$45,332	$42,875	$90,078	$63,153

Selling, General, and Administrative expense:

Consulting	$7,192	8,221	$14,852	16,313
Systems	9,719	9,821	19,702	19,969
Operations	14,623	16,650	29,235	33,514
Corporate/Other	(648)	(241)	(1,339)	(692)
Total	$30,886	$34,451	$62,450	$69,104

Income (Loss) from Operations:

Consulting	$2,976	$1,032	$5,512	$3,847
Systems	278	93	4,165	(1,504)
Operations	10,544	7,058	16,612	(8,986)
Consolidating adjustments	648	241	1,339	692
Legal expense	(725)	(6,104)	(1,225)	(9,104)
Total	$13,721	$2,320	$26,403	$(15,055)

MAXIMUS, Inc.
Supplemental Pro Forma Information
(Dollar in millions, except per share data)
(unaudited)

	Three Months Ended
	Dec. 31, 2006	Mar. 31, 2007	Total

Income before taxes, as reported (GAAP)	$(16.2)	$3.9	$(12.3)
Add back Texas project operating loss	24.0	6.5	30.5
Add back provision for legal expense	3.0	6.1	9.1

Pro Forma income before income taxes, base operations (Non-GAAP)	$10.8	$16.5	$27.3

Diluted earnings per share, as reported (GAAP)	$(0.48)	$0.11 $(0.37)
Add back Texas project operating loss	0.71	0.18	0.89
Add back provision for legal expense	0.09	0.16	0.25

Pro Forma diluted earnings per share, base operations (Non-GAAP)	$0.32	$0.45	$0.77